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NEWS RELEASE




 COMDISCO EMERGES FROM CHAPTER 11; PLAN OF REORGANIZATION BECOMES EFFECTIVE

      Reorganized Company To Be Called Comdisco Holding Company, Inc.

Rosemont, IL, August 13, 2002: Comdisco announced today that its First Amended Plan of Reorganization became effective on August 12, 2002 and that the company has emerged from Chapter 11. The newly emerged company will be called Comdisco Holding Company, Inc. As previously announced, Ronald C. Mishler, 41, will serve as chairman and chief executive officer of the new company. The appointment of the new members of the Board of Directors is also effective immediately.

As previously announced, Comdisco's amended Plan was approved by the United States Bankruptcy Court for the Northern District of Illinois on July 30, 2002 after having received the affirmative vote of more than 98 percent of the creditors and shareholders who voted on the Plan. Both Comdisco's Official Committee of Unsecured Creditors and Equity Committee also supported confirmation of the Plan.

The Plan provides for an up to three-year orderly runoff or sale of the company's remaining assets. The distribution of the net proceeds realized from such runoff or sale, and the cash accumulated to date, is anticipated to result in an approximately 90 percent recovery to creditors. Comdisco expects to make an initial distribution to its stakeholders prior to the close of its current fiscal year, which ends on September 30, 2002. Thereafter, distributions are expected to be made on a quarterly basis or more frequently, if appropriate. Former common stockholders will share in the net proceeds realized, beginning at 3 percent of the remaining net proceeds once creditors reach 85 percent recovery, and scaling up to a 37 percent recovery of any remaining net proceeds once the creditors realize 100 percent on their claims.

The company anticipates that its new common stock will trade on the NASDAQ OTC under the symbol CDCOV.

About Comdisco
The purpose of reorganized Comdisco is to sell, collect or otherwise reduce to money the remaining assets of the corporation in an orderly manner. Rosemont, IL-based Comdisco (www.comdisco.com) provided equipment leasing and technology services to help its customers maximize technology functionality and predictability, while freeing them from the complexity of managing their technology. Through its Ventures division, Comdisco provided equipment leasing and other financing and services to venture capital backed companies.


Safe Harbor
The foregoing contains forward-looking statements regarding Comdisco. They reflect the company's current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27(a) of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. The words and phrases "expect," "estimate," and "anticipate" and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: Adjustments arising in the course of completing the analysis of information with respect to the review of the company's businesses and evaluation of impairment charges; continuing volatility in the equity markets, which can affect the availability of credit and other funding sources to the high technology sector companies in the Ventures portfolio, resulting in the inability of those companies to satisfy their obligations in a timely manner and an increase in bad debt experience beyond current reserves; continued consolidation in the telecommunications industry and curtailment of the growth plans of the remaining companies in that sector, which could result in fewer buyers and reduced prices for available Prism assets, and a further reduction in the proceeds actually received from the sale of those assets compared to prior estimates and an increase in the losses associated with the discontinued operation. Other risk factors are listed from time to time in the company's SEC reports, including, but not limited to, the report on Form 10-Q for the quarter ended March 31, 2002. Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.



Contacts:
Mary Moster                                      Fred Spar or Jeremy Fielding
(847) 518-5147                                   Kekst and Company
mcmoster@comdisco.com                            (212) 521-4800